Exhibit 99.2

May 3, 2012

CONTACT:	ECB Bancorp, Inc.
A. Dwight Utz, President and CEO (252) 925-5509 Office or (800) 849-2265 OR Thomas M. Crowder, Executive Vice President and CFO (252) 925-5520

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. RECEIVES LETTER FROM NYSE REGULATION

REGARDING TIMELY NOTICE OF RECORD DATE FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

ENGELHARD, N.C. - ECB Bancorp, Inc. (the “Company”), the parent company of The East Carolina Bank, announced today that it received a warning letter from NYSE Regulation regarding the Company’s late notification to the NYSE Amex of the record date for the Company’s 2012 annual meeting of stockholders.

A company listed on the NYSE Amex is required to provide the NYSE Amex with notice of the record date for its annual meeting of stockholders at least 10 days before the record date. As a result of this technical violation, the Company received a letter from NYSE Regulation on May 2, 2012 advising the Company that it did not comply with Section 703 of the NYSE Amex Company Guide. In determining to issue the warning letter to the Company pursuant to Section 1009(a)(i) of the NYSE Amex Company Guide, NYSE Regulation stated that it took into consideration that this was the first time the Company failed to satisfy the notice requirements.

Concurrently with the issuance of this press release, the Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission with respect to this matter. NYSE Regulation has also advised the Company that, pursuant to Section 401(j) of the NYSE Amex Company Guide, it is required to issue a news release with respect to this matter.

The Company confirms April 16, 2012 as the record date for its 2012 annual meeting of stockholders, which will be held on June 7, 2012.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 25 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on NYSE Amex under the symbol “ECBE.” More information can be obtained by visiting ECB’s web site at www.myecb.com.

###